Exhibit 99.1

DATE: Aug. 22, 2018

MEDIA CONTACT:	INVESTOR CONTACTS:
Keith Isbell (918) 573-7308	John Porter (918) 573-0797	Paul Schroedter (918) 573-9673

Transco Commences Registered Exchange Offer for its 4.000% Senior Notes Due 2028 and 4.600% Senior Notes Due 2048

TULSA, Okla. – Transcontinental Gas Pipe Line Company, LLC (“Transco”), a wholly owned subsidiary of The Williams Companies, Inc. (NYSE: WMB), announced today that it has commenced an offer to exchange any and all of its $400 million in aggregate principal amount of outstanding 4.000 percent Senior Notes due 2028 (the “Original 2028 Notes”) and $600 million in aggregate principal amount of outstanding 4.600 percent Senior Notes due 2048 (the “Original 2048 Notes” and, together with the Original 2028 Notes, the “Original Notes”) for an equal amount of the applicable series of its registered 4.000 percent Senior Notes due 2028 (the “2028 Exchange Notes”) and 4.600 percent Senior Notes due 2048 (the “2048 Exchange Notes” and, together with the 2028 Exchange Notes, the “Exchange Notes”).

The terms of the Exchange Notes are identical in all material respects to those of the applicable series of the Original Notes, except that the Exchange Notes have been registered under the Securities Act of 1933, as amended, and the transfer restrictions, restrictive legends, registration rights and additional interest provisions relating to the Original Notes do not apply to the Exchange Notes. The purpose of the Exchange Offer is to fulfill Transco’s obligations under the registration rights agreement entered into in connection with the issuance of the Original Notes. Transco will not receive any proceeds from the exchange offer.

The exchange offer will expire at 5:00 p.m. Eastern Daylight Time (EDT) on Sept. 20, 2018, unless extended (such date and time, as may be extended, the “Expiration Date”). The settlement date for the exchange offer will occur promptly following the Expiration Date. The terms of the exchange offer and other information relating to Transco and the Exchange Notes are set forth in a prospectus dated Aug. 22, 2018, a copy of which has been filed with the Securities and Exchange Commission. Transco has not authorized any person to provide information other than as set forth in the prospectus.

Copies of the prospectus and the transmittal letter governing the exchange offer can be obtained from the exchange agent, The Bank of New York Mellon Trust Company, N.A., by faxing a request to (732) 667-9408 or by writing via regular or certified mail, or overnight courier, to The Bank of New York Mellon Trust Company, N.A., Corporate Trust Operations—Reorganization Unit, 111 Sanders Creek Parkway, East Syracuse, New York 13057.

This press release is for informational purposes only and does not constitute an offer to sell nor a solicitation of an offer to buy any security. The exchange offer is being made solely pursuant to the prospectus dated Aug. 22, 2018, including any supplements thereto, and only to such persons and in such jurisdictions as is permitted under applicable law.

About Williams

Williams (NYSE: WMB) is a premier provider of large-scale infrastructure connecting U.S. natural gas and natural gas products to growing demand for cleaner fuel and feedstocks. Headquartered in Tulsa, Okla., Williams is an industry-leading, investment grade C-Corp with operations across the natural gas value chain including gathering, processing, interstate transportation and storage of natural gas and natural gas liquids. With major positions in top U.S. supply basins, Williams owns and operates more than 33,000 miles of pipelines system wide – including the nation’s largest volume and fastest growing pipeline – providing natural gas for clean-power generation, heating and industrial use. Williams’ operations touch approximately 30 percent of U.S. natural gas. www.williams.com

Portions of this document may constitute “forward-looking statements” as defined by federal law. Although Transco believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Additional information about issues that could lead to material changes in performance is contained in Transco’s annual and quarterly reports filed with the Securities and Exchange Commission.

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